CERTIFICATE OF DESIGNATION
OF
TACTICAL AIR DEFENSE SERVICES, INC.
A Nevada Corporation
__________________________________________________________________________________

TACTICAL AIR DEFENSE SERVICES, INC., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) does hereby certify:

WHEREAS, pursuant to the Corporation’s Articles of Incorporation (as amended), the Corporation’s Board of Directors (the “Board”) is authorized to issue, by resolution and without any action by the Corporation’s shareholders, up to 50,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”), in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation’s common stock;

WHEREAS, on or about March 21, 2007, the Corporation amended its Articles of Incorporation by filing a Certificate of Designation designating shares of the Preferred Stock as Series A Preferred Stock (the “Original Series A Preferred Stock”);

WHEREAS, prior to the date of this Certificate of Designation, with no shares of Original Series A Preferred Stock issued or outstanding, the Corporation retired all shares of Original Series A Preferred Stock back into its treasury of authorized but unissued shares of Preferred Stock;

WHEREAS, the Board believes it to be in the best interest of the Corporation and its shareholders to re-designate a new class of Series A Preferred Stock (as defined below);

RESOLVED, pursuant to the NRS, the Board hereby files this Certificate of Designation (the “Certificate”) and designates a new class of Series A Preferred Stock as follows:

A.           Series A Preferred Stock. The Corporation is authorized to issue up to Fifty Million (50,000,000) shares of Preferred Stock. One Million (1,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.           Conversion into Common Stock.

1.1           Shareholder Conversion Rights.  Each one (1) share of Series A Preferred Stock may be convertible as described herein into one hundred (100) shares of Common Stock (the “Series A Conversion Ratio”) at anytime following the issuance date of such shares. Each holder of Series A Preferred Stock who desires to convert into the Corporation’s Common Stock must provide five (5) days written notice (the date of receipt by the Corporation being the “Conversion Date”) to the Corporation of its intent to convert one or more shares of Series A Preferred Stock into Common Stock (each a “Conversion Notice”). The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

 1.2           Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Prior to any conversion, the certificate or certificates representing Series A Preferred Stock to be converted shall be surrendered to the Corporation, duly endorsed with a medallion stamp guarantee, at the office of the Corporation or its transfer agent. The Corporation shall, within fifteen (15) business days, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.

1.3           Maximum Conversion.  Each holder of Series A Preferred Stock shall not be entitled to convert on a Conversion Date that amount of Series A Preferred Stock convertible into shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by such holder on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by such shareholder of more than 4.99% of the outstanding shares of common stock of the Corporation on such Conversion Date.  Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

1.4           Adjustment of Series A Conversion Ratio.

(a)           Stock Splits, Etc. The number and kind of securities issuable upon the conversion of shares of Series A Preferred Stock (the “Series A Conversion Shares”) and the Series A Conversion Ratio shall be subject to adjustment from time to time upon the happening of any of the following. In case the Corporation shall: (i) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of  Common Stock, then the Series A Conversion Ratio and number of Series A Conversion Shares issuable upon conversion immediately prior thereto shall be adjusted so that the holder of Series A Preferred Stock shall be entitled to receive the kind and number of Series A Conversion Shares or other securities of the Corporation which they would have owned or have been entitled to receive had such shares of Series A Preferred Stock been converted in advance thereof.

(b)           Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Corporation), or sell, transfer or otherwise dispose of all or substantially all its property, assets, or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor of acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Corporation, then Series A Preferred Stock holder shall have the right thereafter to receive, upon conversion, the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is  the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which shares of Series A Preferred Stock are exercisable immediately prior to such event.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Corporation) shall expressly assume  the due and punctual observance and performance of each and every covenant and condition of this designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board) in order to provide for adjustments of shares of Common Stock convertible from shares of Series A Preferred Stock which shall be as nearly equivalent as practicable to the adjustments provided for in this Section.

(c)           Subsequent Issuances.   If the Corporation shall issue or agree to issue any shares of Common Stock for consideration less than the Series A Conversion Ratio in effect at the time of such issuance, then, and thereafter successively upon each such issuance, the Series A Conversion Ratio shall be reduced to match such subsequent lower issuance price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Series A Conversion Ratio upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Series A Conversion Ratio.

2.           Voting Rights.  The holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: each holder of Series A Preferred Stock shall have such number of votes equal to the product of: (a) the number of shares of Common Stock each share of Series A Preferred Stock is convertible into on the record date of such vote multiplied by (b) thirty (30)1. Such voting calculation is hereby authorized by the Corporation and the Corporation acknowledges such calculation may result in the total number of possible votes cast by the holders of Series A Preferred Stock and all other classes of the Corporation’s stock in any given voting matter exceeding the total aggregate number of shares which this Corporation shall have authority to issue.

3.           Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

B.           Series B Preferred Stock. The Corporation is authorized to issue up to Fifty Million (50,000,000) shares of Preferred Stock. Five Million (5,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Coupon.   From and after the date of the issuance of any shares of Series B Preferred Stock, each such share shall accrue a coupon payment, payable annually, at the rate per annum equal to the product of: (a) the Series B Preferred Stock purchase price as defined in the securities purchase agreement related to the original issuance of each individual share of Series B Preferred Stock (the “Series B Issuance Price” subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) multiplied by (b) twelve percent (12%) (collectively, the “Coupon Payment”). The Coupon Payment shall be payable to the holders of the Series B Preferred Stock, at the Corporation’s sole discretion in: (a) cash; or (b) shares of Common Stock based upon the Series B Conversion Ratio (defined below).

2.           Conversion into Common Stock.

2.1           Shareholder Conversion Rights.  Each one (1) share of Series B Preferred Stock may be convertible as described herein into four hundred (400) shares of Common Stock (the “Series B Conversion Ratio”) at anytime following the issuance date of such shares.. Each holder of Series B Preferred Stock who desires to convert into the Corporation’s Common Stock must provide five (5) days written notice (the date of receipt by the Corporation being the “Conversion Date”) to the Corporation of its intent to convert one or more shares of Series B Preferred Stock into Common Stock (each a “Conversion Notice”). The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

 2.2           Mechanics of Conversion.    No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Prior to any conversion, the certificate or certificates representing Series B Preferred Stock to be converted shall be surrendered to the Corporation, duly endorsed with a medallion stamp guarantee, at the office of the Corporation or its transfer agent. The Corporation shall, within fifteen (15) business days, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled.

2.3           Maximum Conversion.  Each holder of Series B Preferred Stock shall not be entitled to convert on a Conversion Date that amount of Series B Preferred Stock convertible into shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by such holder on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series B Preferred Stock with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by such shareholder of more than 4.99% of the outstanding shares of common stock of the Corporation on such Conversion Date.  Beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

2.4           Adjustment of Series B Conversion Ratio.

(a)           Stock Splits, Etc. The number and kind of securities issuable upon the conversion of shares of Series B Preferred Stock (the “Series B Conversion Shares”) and the Series B Conversion Ratio shall be subject to adjustment from time to time upon the happening of any of the following. In case the Corporation shall: (i) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (ii) combine its outstanding shares of Common Stock into a smaller number of shares of  Common Stock, then the Series B Conversion Ratio and number of Series B Conversion Shares issuable upon conversion immediately prior thereto shall be adjusted so that the holder of Series B Preferred Stock shall be entitled to receive the kind and number of Series B Conversion Shares or other securities of the Corporation which they would have owned or have been entitled to receive had such shares of Series B Preferred Stock been converted in advance thereof.

(b)           Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Corporation shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock of the Corporation), or sell, transfer or otherwise dispose of all or substantially all its property, assets, or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor of acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Corporation, then Series B Preferred Stock holder shall have the right thereafter to receive, upon conversion, the number of shares of common stock of the successor or acquiring corporation or of the Corporation, if it is  the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which shares of Series B Preferred Stock are exercisable immediately prior to such event.  In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, the successor or acquiring corporation (if other than the Corporation) shall expressly assume  the due and punctual observance and performance of each and every covenant and condition of this designation to be performed and observed by the Corporation and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined in good faith by resolution of the Board) in order to provide for adjustments of shares of Common Stock convertible from shares of Series B Preferred Stock which shall be as nearly equivalent as practicable to the adjustments provided for in this Section.

(c)           Subsequent Issuances.   If the Corporation shall issue or agree to issue any shares of Common Stock for consideration less than the Series B Conversion Ratio in effect at the time of such issuance, then, and thereafter successively upon each such issuance, the Series B Conversion Ratio shall be reduced to match such subsequent lower issuance price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Series B Conversion Ratio upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Series B Conversion Ratio.

3.           Redemption.

3.1           Corporation Discretionary Redemption.    Each share of Series B Preferred Stock (and all related accrued Coupon Payments) may be redeemed at anytime at the option of the Corporation, in whole or in part, at a cash redemption price equal to the Series B Issuance Price per share then in effect (upon redemption the “Redemption Price”).2 In the event the Corporation elects to redeem and convert any share(s) of Series B Preferred Stock as described herein, the Corporation shall provide written notice (each a “Redemption Notice”) to such shareholder of its intent to redeem one or more shares of Series B Preferred Stock (each a “Redemption Demand”) and such related Redemption Price then in effect. Such shareholder may, within fifteen (15) days of delivery of a Redemption Demand (each a “Refusal Period”), refuse such Redemption Demand and instead invoke their right to convert such shares of Series B Preferred Stock referred to in each Redemption Demand into Common Stock. In the event the shareholder does not refuse the Redemption Demand and provide a Conversion Notice to the Corporation in connection with the Redemption Demand within the Refusal Period, the shares of Series B Preferred Stock (and related Coupon Payment) referenced in the Redemption Demand shall be automatically converted into a cash payment as described in this Section. Following such redemption, all such redeemed shares shall be returned to the Corporation’s treasury under the status of undesignated and un-issued Series B Preferred Stock.

3.2           Corporation Mandatory Redemption.  Within thirty (30) days of the end of each Corporation financial quarter, the Corporation shall provide each holder of Series B Preferred Stock with written notice of the Corporation’s net operating profits for each such individual quarter (the “Quarterly Net Profits”) and provide such holder a Redemption Demand for a cash payment equal to fifty percent (50%) of such Quarterly Net Profits, with such Redemption Demand subject to all rights and procedures as described in Section 3.1.

4.           Voting Rights.  The holders of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: each holder of Series B Preferred Stock shall have such number of votes equal to the number of shares of Common Stock each share of Series B Preferred Stock is convertible into on the record date of such vote3. Such voting calculation is hereby authorized by the Corporation and the Corporation acknowledges such calculation may result in the total number of possible votes cast by the holders of Series B Preferred Stock and all other classes of the Corporation’s stock in any given voting matter exceeding the total aggregate number of shares which this Corporation shall have authority to issue.

5.           Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series B Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

SIGNATURE PAGE

 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Tactical Air Defense Services, Inc. on April 25, 2011.

TACTICAL AIR DEFENSE SERVICES, INC. /s/ Alexis C. Korybut
By: Alexis C. Korybut Its: Chief Executive Officer

1           For example, if on the record date of a shareholder vote, a shareholder is the shareholder of record of one million shares of Series A Preferred Stock, such shareholder shall have a total of three billion votes (one million shares of Series A Preferred Stock would be convertible into one hundred million shares of common stock; those one hundred million shares of common stock multiplied by thirty equal a total of three billion total votes.

2           For example, if the Corporation provided a Redemption Demand to a shareholder holding one million two hundred fifty thousand shares of Series B Preferred Stock issued and held by such shareholder for one year, and the Series B Issuance Price for such shares was $0.32 per share, the Corporation would be required to pay such shareholder a total amount of $448,000 (equal to $400,000 as the conversion amount and $48,000 as the related Coupon Payment)

3           For example, if on the record date of a shareholder vote, a shareholder is the shareholder of record of one million two hundred fifty thousand shares of Series B Preferred Stock, such shareholder shall have a total of five hundred million votes (one million two hundred and fifty thousand shares of Series B Preferred Stock would be convertible into five hundred million shares of common stock which would equal a total of five hundred million total votes.